PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated October 7, 2004)	Registration Statement on Form S-3
(File No. 333-108387)

$200,000,000

3 1⁄4% CONVERTIBLE NOTES DUE 2011

Interest payable on April 15 and October 15

Holders may convert the notes into shares of our common stock at a conversion rate of 188.6792 shares per $1,000 principal amount of notes, subject to adjustment, before close of business on October 15, 2011. We will pay a make whole premium and accrued and unpaid interest, if any, if holders convert their notes in connection with a fundamental change that occurs on or prior to July 15, 2011. Any such make whole premium will be payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change.

We may not redeem any of the notes prior to maturity. If a fundamental change occurs prior to maturity, holders may require us to repurchase all or part of their notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, plus, in certain cases, a make whole premium. Any such make whole premium will be payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change. No such make whole premium will be payable if the fundamental change occurs after July 15, 2011.

The notes are our senior unsecured debt and will rank on a parity with all of our other existing and future senior unsecured debt and prior to all subordinated debt.

For a more detailed description of the notes, see “Description of Notes” beginning on page S-11.

Our common stock is quoted on the NASDAQ National Market under the symbol “SIRI.” On October 7, 2004, the last reported sale price of the common stock on the NASDAQ National Market was $3.99 per share.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 4 of the accompanying prospectus.

PRICE 100% AND ACCRUED INTEREST, IF ANY

	Per Note	Total
Price to Public	100%	$200,000,000
Underwriting Discounts and Commissions	2.125%	$4,250,000
Proceeds to Company	97.875%	$195,750,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriter the right to purchase up to an additional $30 million principal amount of notes.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on October 13, 2004.

MORGAN STANLEY

October 8, 2004

      You should rely only on the information contained in this prospectus supplement and the related prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the related prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the related prospectus may only be accurate on the date of this prospectus supplement.

      As used in this prospectus supplement, “Sirius,” “company,” “we,” “our,” “ours” and “us” refer to Sirius Satellite Radio Inc., except where the context otherwise requires or as otherwise indicated.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward looking statements made in this prospectus supplement and the related prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the related prospectus. Among the significant factors that have a direct bearing on our results of operations are:

•	our competitive position; XM Satellite Radio, the other satellite radio service provider in the United States, currently has substantially more subscribers than us and may have certain competitive advantages;

•	our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios;

•	the unproven market for our service; and

•	the useful life of our satellites, which have experienced circuit failures on their solar arrays and other component failures, and are not insured.

      These and other factors are discussed in “Risk Factors” in the related prospectus and elsewhere in this prospectus supplement and in the documents incorporated herein by reference.

      Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ii

SUMMARY

      This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the related prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus supplement and the related prospectus carefully, including the financial statements and the documents incorporated by reference herein.

About Sirius

      From our three orbiting satellites, we directly broadcast over 120 channels of digital-quality entertainment: 65 channels of 100% commercial-free music and over 50 channels of news, sports, talk, entertainment, traffic, weather and children's programming for an effective monthly subscription fee of $11.15 for a three year plan and up to $12.95 for a monthly plan. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

      On September 6, 2004, we announced that we had exceeded the 600,000 subscriber mark. Our primary sources of revenues are subscription and activation fees. In addition, we derive revenues from selling limited advertising on our non-music channels and the direct sale of SIRIUS radios and accessories.

      We have agreements with Ford Motor Company, DaimlerChrysler Corporation, BMW of North America, LLC, Nissan North America, Inc., Volkswagen of America, Inc. and Porsche Cars North America, Inc. that contemplate the manufacture and sale of vehicles that include SIRIUS radios. These alliances cover all major brands and affiliates of these automakers, including Ford, Lincoln, Mercury, Jaguar, Land Rover, Chrysler, Mercedes, BMW, MINI, Mazda, Dodge, Jeep, Volvo, Nissan, Infiniti, Volkswagen, Audi and Freightliner and Sterling heavy trucks. While over fifty vehicle models are currently available with SIRIUS as a factory or dealer-installed option, none of these companies is contractually required to manufacture or sell any minimum number of vehicles that include SIRIUS radios.

      In the autosound aftermarket, SIRIUS radios are available for sale at national and regional retailers, including Best Buy, Circuit City, Ultimate Electronics, Tweeter Home Entertainment Group, Crutchfield, Good Guys, RadioShack and DISH Network outlets. On June 30, 2004, SIRIUS radios were available at over 20,000 retail locations.

      SIRIUS radios are also offered to renters of Hertz vehicles at approximately 53 airport locations.

      We believe that our ability to attract and retain subscribers depends in large part on creating and sustaining distribution channels for SIRIUS radios, both in the retail aftermarket and with automakers, and on the quality and entertainment value of our programming.

      Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 584-5100. Our internet address is sirius.com. Sirius.com is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement and is not incorporated by reference herein.

Recent Developments

      We have entered into an agreement with Howard Stern, one of the most widely listened to radio and entertainment personalities in the United States, and his production company. Pursuant to the agreement, commencing on January 1, 2006, Howard Stern will move his radio show to SIRIUS from terrestrial radio as part of a channel created by Howard Stern. We also expect Howard Stern to develop and produce one or more additional channels of programming for us during the term of the agreement. The agreement will expire on December 31, 2010.

      Our financial obligations under the agreement are material, and consist of both fixed and incentive payments. These obligations are payable partly in cash and partly in shares of our common stock.

      We estimate that we will recoup our fixed obligations under the agreement when we acquire approximately 1,000,000 incremental subscribers. This estimate is based upon a number of significant assumptions (which we believe to be reasonable but which contain significant uncertainties), including the timing and costs of acquiring such subscribers and the length of time such individuals remain subscribers. In addition, if we achieve the incentive milestones contained in the agreement, we believe that the material positive effects on our business will outweigh the related incentive payments.

      Our aggregate fixed obligations under the agreement are approximately $100 million per year. These costs include production and operating costs for the show, including compensation of show cast and staff, overhead, construction costs for a dedicated studio, a budget for the development of additional programming and marketing concepts, and payments to Howard Stern and his agent.

      We are also obligated to make substantial stock-based incentive payments under the agreement if we significantly exceed agreed upon year-end subscriber targets during the term of the agreement, or acquire material amounts of subscribers during the term directly and trackably through Howard Stern's efforts. In addition, upon reaching an agreed upon number of subscribers, we will share a portion of the revenue we derive directly from advertising on the Howard Stern channels, and the revenue we derive from subscribers acquired during the term directly and trackably through Howard Stern's efforts.

      We believe that our agreement with Howard Stern will have a material positive benefit to our business, including a positive impact on consumer awareness, average revenue per subscriber, churn and partner relations. Nevertheless, in the event we generate substantially fewer than 1,000,000 subscribers in excess of our current plans due to the addition of Howard Stern to our programming line-up, the large fixed obligations under the agreement with Howard Stern could have a material negative impact on our financial condition and results of operations.

Concurrent Offering

      Concurrently with this notes offering, we are offering 25,000,000 shares of our common stock. We cannot assure you that we will complete the concurrent offering of our common stock.

Risk Factors

      Investing in the notes involves risk, including the risks described in this prospectus supplement and the documents incorporated by reference herein. You should carefully consider the risk factors before investing in the notes. These risk factors are set forth in our Annual Report on Form 10-K for the year ended December 31, 2003 and in filings made by us with the Securities and Exchange Commission after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

The Offering

Securities Offered	$200 million principal amount of 3 1⁄4% Convertible Notes due 2011 (plus up to an additional $30 million principal amount available for purchase by the underwriter).
Maturity Date	October 15, 2011.
Interest	3 1⁄4% per annum on the principal amount, payable semiannually in arrears in cash on April 15 and October 15 of each year, commencing April 15, 2005.
Denominations	The notes will be issued in denominations of $1,000 principal amount and integral multiples thereof.
Conversion Rights	You may convert the notes into shares of our common stock at a conversion rate of 188.6792 shares per $1,000 principal amount of notes, subject to adjustment, prior to the close of business on October 15, 2011.
Redemption	We may not redeem any of the notes prior to maturity.
Make Whole Premium Upon a Fundamental Change	If a fundamental change (as described under “Description of Notes—Repurchase at Option of the Holder”) occurs on or prior to July 15, 2011, we will pay a make whole premium on notes converted in connection with, or tendered for repurchase upon, such fundamental change as described below. The make whole premium will be payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change on the repurchase date for such fundamental change.
The amount of the make whole premium, if any, will be based on our stock price and the effective date of such fundamental change. A description of how the make whole premium will be determined and a table showing the make whole premium at various stock prices and fundamental change effective dates is set forth under “Description of Notes—Determination of the Make Whole Premium.” No make whole premium will be paid if the price of our common stock is less than $3.99 per share (subject to adjustment).
Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including the costs of our agreement with Howard Stern and other investments in programming; infrastructure, such as satellites, equipment and radio spectrum; and retail and automotive distribution arrangements.
DTC Eligibility	Except as hereinafter described, notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, which we refer to as DTC, in New York, New York. Beneficial interests in any such global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated notes, except in limited circumstances described herein. Settlement and all secondary market trading activity for the notes will be in same day funds. See “Description of Notes—Form, Denomination and Registration.”

Trading	We can provide no assurance as to the liquidity of or trading markets for the notes. Our common stock is listed on the Nasdaq National Market under the symbol “SIRI.”

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated historical financial data shown below as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from our respective audited consolidated financial statements. The selected consolidated historical financial data shown below as of and for the six months ended June 30, 2003 and 2004 are derived from our unaudited consolidated financial statements. In the opinion of management, our unaudited selected consolidated financial statements include all adjustments, consisting of normal recurring adjustments that are necessary for a fair presentation of our consolidated financial position and results of operations for these periods. The selected consolidated historical financial data include certain reclassifications to conform to our current presentation. The selected consolidated historical data should be read together with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes from our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, both incorporated by reference herein.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands, except per share data)

Statement of Operations Data:
Operating revenues(1)	$—	$—	$—	$805	$12,872	$3,664	$22,521
Operating expenses(2)	(63,518)	(125,634)	(168,456)	(313,932)	(450,402)	(212,590)	(275,014)
Operating loss	(63,518)	(125,634)	(168,456)	(313,127)	(437,530)	(208,926)	(252,493)
Net (loss) income(3)	(62,822)	(134,744)	(235,763)	(422,481)	(226,215)	28,252	(280,856)
Preferred stock dividends	(30,321)	(39,811)	(41,476)	(45,300)	(8,574)	(8,574)	—
Preferred stock deemed dividends(4)	(3,535)	(8,260)	(680)	(685)	(79,634)	(79,634)	—
Accretion of dividends in connection with the issuance of warrants on preferred stock	(303)	(900)	—	—	—	—	—
Net loss applicable to common stockholders	(96,981)	(183,715)	(277,919)	(468,466)	(314,423)	(59,956)	(280,856)
Net loss per share applicable to common stockholders (basic and diluted)	$(3.96)	$(4.72)	$(5.30)	$(6.13)	$(0.38)	$(0.09)	$(0.23)
Weighted average common shares outstanding (basic and diluted)	24,470	38,889	52,427	76,394	827,186	631,421	1,226,764
Balance Sheet Data (end of period):
Cash and cash equivalents	$81,809	$14,397	$4,726	$18,375	$520,979	$554,535	$634,023
Marketable securities(5)	317,810	121,862	304,218	155,327	28,904	5,558	5,576
Restricted investments(6)	67,454	48,801	21,998	7,200	8,747	7,200	92,115
Working capital	303,865	143,981	275,732	151,289	497,661	524,050	545,912
Total assets	1,206,612	1,323,582	1,527,605	1,340,940	1,617,317	1,660,830	1,800,871
Short-term notes payable	114,075	—	—	—	—	—	—
Current portion of long-term debt	—	—	15,000	—	—	—	—
Long-term debt, net of current portion	538,690	522,602	639,990	670,357	194,803	259,570	426,037
Accrued interest, net of current portion	5,140	10,881	17,201	46,914	—	—	—
10 1⁄2% Series C Preferred Stock	149,285	—	—	—	—	—	—
9.2% Series A Junior Cumulative Convertible Preferred Stock	148,894	162,380	177,120	193,230	—	—	—
9.2% Series B Junior Cumulative Convertible Preferred Stock	64,238	70,507	77,338	84,781	—	—	—
9.2% Series D Junior Cumulative Convertible Preferred Stock	—	210,125	230,710	253,142	—	—	—
Accumulated deficit	(134,491)	(269,235)	(504,998)	(927,479)	(1,153,694)	(899,227)	(1,434,550)
Stockholders' equity	134,179	290,483	322,649	36,846	1,325,194	1,335,975	1,227,346
				(footnotes on next page)

(footnotes from previous page)

(1)	We were a development stage company until we entered commercial operations on February 14, 2002.
(2)	Operating expenses include non-cash stock compensation expense (benefit) of $1,206, $7,178, $14,044, $(7,867), $11,454, $436 and $12,861 for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, and for the six months ended June 30, 2003 and 2004, respectively.
(3)	Included in the net (loss) income of $(226,215) and $28,252 for the year ended December 31, 2003 and the six months ended June 30, 2003, respectively, is other income of $256,538 related to our debt restructuring.
(4)	The deemed dividends for the years ended December 31, 1999 and 2000 relate primarily to the conversions of our 10 1⁄2% Series C Convertible Preferred Stock for shares of our common stock. The deemed dividend for the year ended December 31, 2003 and the six months ended June 30, 2003 relates primarily to the exchange of our preferred stock for shares of our common stock and warrants to purchase our common stock.
(5)	Marketable securities are stated at market and consist of fixed income securities with a maturity at the time of purchase of greater than three months.
(6)	Restricted investments are stated at amortized cost and include securities held by the trustee of our senior secured notes to pay interest in full on those notes through May 15, 2002 and certificates of deposit pledged to secure our reimbursement obligations under letters of credit required by lessors and other creditors. For the six months ended June 30, 2004, restricted investments also includes $85,000 deposited in escrow in connection with our National Football League (“NFL”) agreement.

RISK FACTORS

      In addition to the other information in this prospectus supplement, in the related prospectus and incorporated by reference herein, the following risk factors should be considered carefully in evaluating us and our business and in deciding whether to invest in the notes.

Future sales of our common stock may depress our stock price.

      Sales of a substantial number of shares of our common stock in the public market or otherwise, by the company or a major stockholder, could depress the market price of the notes or our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. None of our existing stockholders or directors have agreed to refrain from making sales of our common stock following this offering.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding stock.

      The issuance of additional equity securities or securities convertible into equity securities, including the issuance of 25,000,000 shares of our common stock which are being offered concurrently with this offering, will result in dilution of existing stockholders' equity interest in us. We are authorized to issue, without stockholder approval, 50,000,000 shares of preferred stock, $.001 par value per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to approximately 864,000,000 additional shares of common stock, $.001 par value per share. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

      We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors, including the factors discussed in the documents incorporated by reference, many of which are beyond our control.

The notes are not protected by restrictive covenants.

      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or our subsidiary. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Repurchase at Option of the Holder.”

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change as required by the indenture governing the notes.

      Holders may require us to purchase their notes upon a fundamental change as described under “Description of Notes—Repurchase at Option of the Holder.” A fundamental change may also constitute an event of default, and result in the acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay in cash the purchase price for the notes tendered by the holders. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

We cannot assure you that an active trading market will develop for the notes.

      Prior to this offering there has been no trading market for the notes. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry. In addition, such market-making activities will be subject to limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will develop for the notes.

Conversion of the notes will dilute the ownership interest of existing stockholders.

      The conversion of some or all of the notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Adjustment to the conversion rate on the notes may result in a taxable distribution to you.

      The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion rate as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a Non-U.S. Holder of notes, any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). See “Certain United States Federal Income and Estate Tax Consequences.”

      The make whole premium payable on notes converted in connection with, or tendered for repurchase upon, a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

      If a fundamental change occurs on or prior to July 15, 2011, we will pay a make whole premium on notes converted in connection with, or tendered for repurchase upon, such fundamental change. The amount of the make whole premium will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change as described below under “Description of Notes—Determination of the Make Whole Premium.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of such fundamental change, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a fundamental change occurs after July 15, 2011 or if the price paid per share of our common stock in the transaction constituting the fundamental change is less than $3.99 (subject to adjustment), no make whole premium will be paid. If the price paid per share of our common stock in the transaction constituting the fundamental change is greater than $12.00, the make whole premium will be equal to 1% of the principal amount of the notes converted in connection with, or tendered for repurchase upon, such fundamental change, regardless of when the fundamental change becomes effective; provided, that if such fundamental change occurs after July 15, 2011, no make whole premium will be payable. In no event will the total number of shares of our common stock issuable upon conversion of the notes exceed 250.6265 per $1,000 principal amount of notes, subject to adjustment in the same manner as described under “Description of Notes—Conversion of Notes—Conversion Rate Adjustments.”

USE OF PROCEEDS

      We will receive net proceeds from the sale of the notes of approximately $195.5 million, after deducting underwriting discounts and commissions and estimated expenses ($224.8 million if the underwriter exercises its option in full). We intend to use the net proceeds from this offering for general corporate purposes, including the costs of our agreement with Howard Stern and other investments in programming; infrastructure, such as satellites, equipment and radio spectrum; and retail and automotive distribution arrangements.

PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the Nasdaq National Market under the symbol “SIRI.” The following table sets forth the high and low closing bid price for our common stock, as reported by Nasdaq, for the periods indicated below:

	High	Low

Year ended December 31, 2002
First Quarter	$10.88	$4.14
Second Quarter	5.78	3.28
Third Quarter	3.77	0.76
Fourth Quarter	1.32	0.52
Year ended December 31, 2003
First Quarter	$1.36	$0.41
Second Quarter	2.35	0.63
Third Quarter	2.02	1.53
Fourth Quarter	3.16	1.85
Year ending December 31, 2004
First Quarter	$3.82	$2.63
Second Quarter	4.02	2.94
Third Quarter (through October 7, 2004)	3.99	2.05

      On October 7, 2004, the closing bid price of our common stock on the Nasdaq National Market was $3.99 per share. On October 7, 2004, there were approximately 600,000 beneficial holders of our common stock.

DIVIDEND POLICY

      We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

      The following table sets forth our cash, restricted investments and capitalization as of June 30, 2004 (1) on an actual basis and (2) adjusted for the issuance of the notes in this offering and our concurrent offering of common stock, in each case, after deducting discounts, commissions and other estimated expenses.

	As of June 30, 2004
	Actual	As Adjusted
	(Unaudited) (In thousands)

Cash, cash equivalents and marketable securities(1)	$639,599	$931,074

Restricted investments(2)	$92,115	$92,115

Debt securities:
15% Senior Secured Discount Notes due 2007	$29,200	$29,200
14 1⁄2% Senior Secured Notes due 2009	27,843	27,843
3 1⁄2% Convertible Notes due 2008	67,250	67,250
2 1⁄2% Convertible Notes due 2009	300,000	300,000
3 1⁄4% Convertible Notes due 2011	—	200,000
8 3⁄4% Convertible Subordinated Notes due 2009	1,744	1,744

Total debt securities	426,037	626,037

Stockholders' equity:
Common stock, at par value, $0.001 per share(3)	1,236	1,261
Additional paid-in capital(3)	2,709,708	2,805,708
Deferred compensation	(49,022)	(49,022)
Accumulated other comprehensive loss	(26)	(26)
Accumulated deficit	(1,434,550)	(1,434,550)

Total stockholders' equity	1,227,346	1,323,371
Total capitalization	$1,653,383	$1,949,408

(1)	Marketable securities are stated at market value and consist of fixed income securities with a maturity at the time of purchase of greater than three months.
(2)	Restricted investments include certificates of deposit pledged to secure our reimbursement obligations under letters of credit required by lessors and other creditors and amounts deposited in escrow in connection with our NFL agreement.
(3)	Excludes: (a) 89,414,679 shares of common stock issuable upon the exercise of outstanding and unexercised options and restricted stock units as of June 30, 2004, (b) 139,800,000 shares of common stock issuable upon the exercise of warrants held by Ford Motor Company, DaimlerChrysler Corporation, the NFL, Penske, and other partners, (c) 2,100,000 shares of common stock issuable upon the exercise of warrants held by Lehman Commercial Paper Inc., (d) 4,296,629 shares of common stock issuable upon the exercise of other warrants, (e) 61,274 shares of common stock issuable upon the conversion of our 8 3⁄4% Convertible Subordinated Notes due 2009, (f) 48,731,885 shares of common stock issuable upon the conversion of our 3 1⁄2% Convertible Notes due 2008, (g) 68,027,220 shares of common stock issuable upon the conversion of our 2 1⁄2% Convertible Notes due 2009, and (h) 45,416,690 shares of common stock issuable upon exercise of warrants held by affiliates of Apollo Management, L.P.

DESCRIPTION OF NOTES

      The notes are to be issued under an indenture, dated as of May 23, 2003, between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture, to be dated as of October 13, 2004. A copy of the form of indenture will he made available to prospective investors in the notes upon request to us, and will be available for inspection during normal business hours at the corporate trust office of the trustee.

      The following summaries of certain provisions of the notes and the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the notes and the indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus supplement. Wherever particular provisions or defined terms of the indenture (or of the form of note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

General

      The notes will be senior unsecured debt and will rank on a parity with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. The notes will be convertible into common stock as described below under “—Conversion of Notes.”

      The notes will be limited to $200 million aggregate principal amount, or $230 million aggregate principal amount if the underwriter exercises its over-allotment option in full. The notes will be issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on October 15, 2011, unless earlier converted or repurchased pursuant to a fundamental change.

      Neither we nor our subsidiary will be subject to any financial covenants under the indenture. In addition, neither we nor our subsidiary is restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

      You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “Repurchase at Option of the Holder.”

      We will pay interest on April 15 and October 15 of each year, beginning April 15, 2005, to record holders at the close of business on the preceding April 1 and October 1, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date.

      We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

•	by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

      However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Determination of the Make Whole Premium

      If a fundamental change occurs on or prior to July 15, 2011, we will pay a make whole premium upon the repurchase of the notes as described below under “—Repurchase at Option of the Holder” and upon a conversion of the notes as described below under “—Conversion of Notes—Conversion Upon a Fundamental Change.” No make whole premium will be paid if the stock price (as defined below) is less than $3.99 per share (subject to adjustment). The make whole premium will be 1% of the principal amount of the notes plus an additional percentage (the “additional premium”) of such principal amount. The additional premium will be determined by reference to the table below and is based on the date on which such fundamental change becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the transaction constituting such fundamental change. If holders of our common stock receive only cash in such fundamental change, the stock price will be the cash amount paid per share. Otherwise the stock price will be the average of the closing prices of our common stock (determined as described below) on the 10 trading days up to but not including the effective date.

      We will pay the make whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which the shares of our common stock have been converted in connection with such fundamental change (except that we will pay cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change). If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then for purposes of the foregoing, the forms of consideration in which the make whole premium will be paid will be in proportion to the relative values, determined as described in the next paragraph, of the different forms of consideration paid to our common stockholders in connection with such fundamental change.

      The value of such consideration to be delivered in respect of the make whole premium will be calculated as follows:

•	securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the average closing price or last sale price, as applicable, on the 10 trading days prior to but excluding the repurchase date corresponding to such fundamental change,

•	securities, assets or property (other than cash) that holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities three business days prior to the repurchase date corresponding to such fundamental change, as determined by two independent nationally recognized investment banks selected by the trustee, and

•	100% of any cash.

Notwithstanding the foregoing, in no event will the value of our common stock be less than 50% of the stock price used to determine the amount of the make whole premium.

      The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

      The following table sets forth the additional premiums (table in percentages).

	Stock Price
Effective Date in Years	$3.99	$4.25	$4.50	$4.75	$5.00	$5.50	$6.00	$6.50	$7.00	$7.50	$8.00	$9.00	$10.00	$11.00	$12.00
0 to 1	1.9	6.0	10.0	14.0	18.1	22.7	21.7	20.8	20.0	19.3	18.7	17.6	16.6	15.8	15.0
1 to 2	2.2	6.2	10.1	14.0	18.0	22.4	21.3	20.3	19.4	18.6	17.9	16.7	15.7	14.8	14.0
2 to 3	2.5	6.3	10.0	13.9	17.7	21.9	20.6	19.5	18.5	17.6	16.8	15.5	14.4	13.5	12.7
3 to 4	2.7	6.3	9.8	13.4	17.2	21.1	19.5	18.2	17.1	16.1	15.2	13.8	12.7	11.7	11.0
4 to 5	2.7	5.9	9.2	12.6	16.1	19.7	17.9	16.4	15.1	14.0	13.0	11.5	10.4	9.5	8.7
5 to 6	2.2	5.0	7.9	11.0	14.2	17.3	15.2	13.5	12.0	10.9	9.9	8.4	7.3	6.5	6.0
6 to 7	0.9	3.0	5.3	7.9	10.7	13.1	10.6	8.7	7.2	6.1	5.2	4.1	3.4	3.0	2.8
Year 7	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

      The exact stock price and repurchase dates may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the repurchase date is between two dates on the table, the additional premium will be determined by straight-line interpolation between the additional premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price exceeds $12.00 per share (subject to adjustment), no additional premium will be paid; and

•	if the stock price is less than $3.99 per share (subject to adjustment), no make whole premium will be paid.

      The “closing price” of our common stock on any date means the closing price per share (or if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported by the Nasdaq National Market or such other national or regional exchange or market on which our common stock is then listed or quoted. In the absence of such a quotation, we will determine the closing price on the basis we consider appropriate.

      “Trading day” for any security means (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or another national securities exchange is open for business, or (y) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon, or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      Our obligation to pay the make whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

      Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of the notes exceed 250.6265 per $1,000 principal amount of notes, subject to adjustment in the same manner as set forth under “—Conversion of Notes—Conversion Rate Adjustments.”

Conversion of Notes

      You may convert any of your notes, in whole or in part, into common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption or repurchase of the notes.

      The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the conversion rate on the date of conversion. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

      If you have submitted your notes for repurchase upon a fundamental change, you may convert your notes only if you withdraw your repurchase election. Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

      Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made if (1) we have specified a purchase date following a fundamental change that is during such period or (2) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such note.

      The initial conversion rate for the notes is 188.6792 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the closing price of the common stock on the trading day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

      To convert your note into common stock you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

Conversion Upon a Fundamental Change

      We must give notice to all record holders and to the trustee within 10 days after a “fundamental change,” as defined below under “—Repurchase at Option of the Holder,” has occurred. If you surrender your notes for conversion at any time during the period from the opening of business on the date that we give notice of a fundamental change to the close of business on the repurchase date corresponding to such fundamental change (see “—Repurchase at Option of the Holder”), you will receive:

•	the make whole premium, if any, which will be in an amount determined as set forth above under “—Determination of the Make Whole Premium” and which will be payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which the shares of our common stock have been converted in connection with such fundamental change (other than cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change); plus

•	the number of shares of our common stock into which your notes are convertible (if you surrender your notes for conversion prior to the record date for receiving distributions in connection with the fundamental change or, if earlier, the effective date of the fundamental change) or the kind and amount of cash, securities and other assets or property that you would have received if you had held the number of shares of our common stock into which your notes were convertible immediately prior to the transaction (if you surrender your notes for conversion after such record date or effective date, as the case may be); plus

•	accrued and unpaid interest, if any, to, but excluding the conversion date, which interest will be payable in cash.

      The make whole premium will be paid on the repurchase date for such fundamental change.

Conversion Rate Adjustments

      We will adjust the conversion rate (as well as the table of make whole premiums as described above under “—Determination of the Make Whole Premium”) if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock;

•	we subdivide or combine our common stock;

•	we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash or securities, but excluding:

–	rights or warrants specified above; and

–	dividends or distributions specified above.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall he the current market price of a share of our common stock on the record date, and (2) the denominator of which shall be the same price of a share on the record date less the amount of the distribution. “Current market price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

•	we or our subsidiary makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	someone, other than us or our subsidiary, makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

–	the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

–	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer;

however, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the prospectus relating to such tender offer discloses a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

      To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets:

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

      You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Income and Estate Tax Consequences.”

      We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain United States Federal Income and Estate Tax Consequences.”

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by Us

      We may not redeem the notes in whole or in part at our option prior to maturity.

Repurchase at Option of the Holder

      If a fundamental change of the company occurs at any time prior to the maturity of the notes you may require us to repurchase your notes, in whole or in part, on a date that is 30 days after the date of our notice of the fundamental change. The notes will be repurchased only in integral multiples of $1,000 principal amount.

      We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued interest to, but excluding, the repurchase date, plus, in certain cases, a make whole premium payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change. See “—Determination of the Make Whole Premium.” If the repurchase date is after a record date and prior to or on the related interest payment date, we will pay interest on the interest payment date to the record holder on the relevant record date.

      We will mail to all record holders a notice of a fundamental change within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration, less than 90% of which is common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will he approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

      We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

      These fundamental change repurchase rights could discourage a potential acquirer. However, this fundamental change repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      We may be unable to repurchase the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by Us

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the notes and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

      The following will be events of default under the indenture:

•	we fail to pay principal when due on the notes;

•	we fail to pay when due any interest on the notes, or any make whole premium, and such failure continues for a period of 30 days;

•	we fail to pay any sinking fund payment when due;

•	we fail to perform or observe any of the covenants or warranties in the indenture for 60 days after notice; or

•	certain events involving our bankruptcy, insolvency or reorganization.

      The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

      If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued interest on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued interest on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

      Payments of principal or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

      The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

      The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

•	extend the fixed maturity of such note;

•	reduce the rate or extend the time for payment of interest of such note;

•	reduce the principal amount of such note;

•	reduce any amount payable upon repurchase of such note;

•	change in any manner adverse to the holders our obligation to repurchase such note upon a fundamental change;

•	impair the right of a holder to institute suit for payment on such note;

•	change the currency in which any such note is payable;

•	reduce the amount of the make whole premium or otherwise impair the right of a holder to receive the make whole premium due on any note;

•	impair the right of a holder to convert such note;

•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture.

      We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

      The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

      Notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co., as DTC's nominee.

      Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

      Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

      We will pay interest, if any, on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction. DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

      We will issue notes in definitive certificate form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

•	we have determined in our sole discretion that notes shall no longer be represented by global notes.

Information Concerning the Trustee

      We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates provide banking and other services to us in the ordinary course of their business.

      The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

      The following is a summary of certain United States federal income and estate tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or common stock held as a capital asset by a holder who purchases the notes on original issuance at its initial offering price, and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “foreign personal holding company”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

      The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

      For purposes of this discussion, a U.S. holder is a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder.

      If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

      If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

      The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

Payments of Interest

      Stated interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption, or other Disposition of Notes

      Except as provided below under “—Conversion of Notes into Common Stock” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock

      You will not recognize any income, gain or loss on the conversion of your notes into shares of common stock except to the extent of cash received in lieu of a fractional share of common stock. The amount of gain or loss on the deemed sale of such share will be equal to the difference between the amount of cash you receive in respect of such fractional share, and the portion of your tax basis in note that is allocable to the fractional share. The tax basis of the shares of common stock received upon a conversion will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. Your holding period for shares of common stock will include the period during which you held the notes.

Constructive Distributions

      The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends received under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Possible Effect of the Make Whole Premium

      The conclusions in the preceding paragraphs are based in part on our determination that there is only a remote possibility that we will be required to make payments of additional amounts under the make whole premium upon a fundamental change. See “Description of Notes—Determination of the Make Whole Premium.” If the possibility were not remote, the notes could be subject to the special rules applicable to contingent payment debt instruments, which would require current accrual of income in excess of stated interest, recognition of gain or loss on conversion and the treatment as ordinary income rather than capital gain of income realized on the taxable disposition of a note.

Information Reporting and Backup Withholding

      Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of foreign or other exempt status, or if you fail to report in full interest and dividend income.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service (“IRS”).

Non-U.S. Holders

      The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of Interest

      The 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

      Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Estate Tax”).

      The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

      If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—Payments of Interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Dividends and Constructive Dividends

      Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

      A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Conversion of Notes into Common Stock

      Neither gain nor loss will be recognized by non-U.S. holders on the exchange of notes into shares of our common stock upon conversion, except to the extent of cash received in lieu of a fractional share (which will be treated as described below under “—Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock”) and common stock attributable to accrued interest (which will be treated as described above under “—Payments of Interest”).

Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock

      Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

      We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

United States Federal Estate Tax

      Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—Payments of Interest” without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the note would not have been effectively connected with the conduct by you of a trade or business in the United States. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “—Payments of Interest.”

      In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to Morgan Stanley & Co. Incorporated, and Morgan Stanley & Co. Incorporated has agreed to purchase, $200 million principal amount of notes.

      The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the notes offered by this prospectus supplement and the accompanying prospectus if any notes are taken. However, the underwriter is not required to take or pay for any notes covered by the option of the underwriter to purchase additional notes as described below.

      The underwriter initially proposes to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the notes are released to the public, the offering price and other selling terms may from time to time be varied by the underwriter.

      We have granted to the underwriter an option (exercisable for 30 days from the date of the closing of this offering) to purchase, in the event the underwriter sells more than $200 million principal amount of notes, up to an additional $30 million aggregate principal amount of notes at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions.

      The following table shows the total underwriting discounts and commissions to be paid to the underwriter by us for the notes. These amounts are shown assuming both no exercise and full exercise of the option of the underwriter to purchase up to $30 million additional principal amount of notes.

Underwriting Discounts and Commissions Paid by Us	No Exercise	Full Exercise
Per $1,000 principal amount of notes	$21.25	$21.25

Total	$4,250,000	$4,887,500

      The notes are a new issue of securities with no established trading market. The underwriter has advised us that it presently intends to make a market in the notes as permitted by applicable laws and regulations. The underwriter is not obligated, however, to make a market in the notes and any such market-making activity may be discontinued at any time at the sole discretion of the underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

      We have agreed, without the prior written consent of Morgan Stanley & Co. Incorporated, not to, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

•	with a limited exception to permit registered resales of certain of our securities already outstanding, file or cause to become effective a registration statement relating to the offer and sale of any shares of our common stock or any securities convertible into or exerciseable or exchangeable for our common stock.

      The restrictions described in the preceding paragraph do not apply to:

•	the issuance and sale of the notes offered by this prospectus supplement;

•	the issuance of shares of common stock upon conversion of the notes;

•	the concurrent offering with this note offering of 25,000,000 shares of our common stock;

•	the issuance of our common stock upon the exercise of options, warrants or other rights exercisable for or the conversion of securities convertible into our common stock outstanding as of the date of this prospectus supplement of which Morgan Stanley & Co. Incorporated has been advised in writing; and

•	the issuance by us of additional options under our existing stock option plans, provided that such options are not exercisable during such 90-day period.

      In order to facilitate the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may sell a greater principal amount of notes than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of notes available for purchase by the underwriter under its option to purchase additional notes. The underwriter can close out a covered short sale by exercising its option to purchase additional notes or purchasing the notes in the open market. In determining the source of notes to close out a covered short sale, the underwriter will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriter may bid for, and purchase, notes in the open market to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

      From time to time, Morgan Stanley & Co. Incorporated has provided, and may provide, investment banking services to us.

LEGAL MATTERS

      The validity under state law of the notes offered hereby has been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Cravath, Swaine & Moore LLP, New York, New York, has represented the underwriter.

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PROSPECTUS

$500,000,000

Debt Securities, Preferred Stock,
Common Stock and Warrants

We from time to time may offer:

•	secured or unsecured debt securities in one or more series;
•	shares of preferred stock in one or more series;
•	shares of common stock;
•	warrants or other rights to purchase debt securities, preferred stock or common stock or any combination of securities; and
•	any combination of debt securities, preferred stock, common stock or warrants,

at an aggregate initial public offering price not to exceed $500,000,000.

The number, amount, prices, net proceeds to Sirius Satellite Radio Inc. and specific terms of the securities will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement.

The net proceeds to us from the sale of the securities will be the initial public offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses we incur in connection with the issuance and distribution of those securities.

If any agents or any underwriters are involved in the sale of the foregoing securities, their names and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement. The accompanying prospectus supplement may modify or supersede any statement in this prospectus.

Nasdaq National Market trading symbol: “SIRI.”

      Investing in our securities involves risk, including the risks described in the documents incorporated by reference in this prospectus. You should carefully consider the important risk factors set forth in the documents incorporated by reference in this prospectus and in the accompanying prospectus supplement before investing in our securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 7, 2004.

      You should rely only on the information contained in this prospectus and the other documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under “Risk Factors” in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

•	our competitive position; XM Satellite Radio, the other satellite radio service provider in the United States, currently has substantially more subscribers than us and may have certain competitive advantages;

•	our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios;

•	the unproven market for our service; and

•	the useful life of our satellites, which have experienced circuit failures on their solar arrays and other component failures, and are not insured.

      The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Accordingly, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You May Find Additional Available Information About Us.”

ABOUT SIRIUS

      From our three orbiting satellites, we directly broadcast over 120 channels of digital-quality entertainment: 65 channels of 100% commercial-free music and over 50 channels of news, sports, talk, entertainment, traffic, weather and children's programming for an effective monthly subscription fee of $11.15 for a three year plan and up to $12.95 for a monthly plan. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

      On September 6, 2004, we announced that we had exceeded the 600,000 subscriber mark. Our primary sources of revenues are subscription and activation fees. In addition, we derive revenues from selling limited advertising on our non-music channels and the direct sale of SIRIUS radios and accessories.

      We have agreements with Ford Motor Company, DaimlerChrysler Corporation, BMW of North America, LLC, Nissan North America, Inc., Volkswagen of America, Inc. and Porsche Cars North America, Inc. that contemplate the manufacture and sale of vehicles that include SIRIUS radios. These alliances cover all major brands and affiliates of these automakers, including Ford, Lincoln, Mercury, Jaguar, Land Rover, Chrysler, Mercedes, BMW, MINI, Mazda, Dodge, Jeep, Volvo, Nissan, Infiniti, Volkswagen, Audi and Freightliner and Sterling heavy trucks. While over fifty vehicle models are currently available with SIRIUS as a factory or dealer-installed option, none of these companies is contractually required to manufacture or sell any minimum number of vehicles that include SIRIUS radios.

      In the autosound aftermarket, SIRIUS radios are available for sale at national and regional retailers, including Best Buy, Circuit City, Ultimate Electronics, Tweeter Home Entertainment Group, Crutchfield, Good Guys, RadioShack and DISH Network outlets. On June 30, 2004, SIRIUS radios were available at over 20,000 retail locations.

      SIRIUS radios are also offered to renters of Hertz vehicles at approximately 53 airport locations.

      We believe that our ability to attract and retain subscribers depends in large part on creating and sustaining distribution channels for SIRIUS radios, both in the retail aftermarket and with automakers, and on the quality and entertainment value of our programming.

      Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. On November 18, 1999, we changed our name again to Sirius Satellite Radio Inc. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is sirius.com. Sirius.com is an inactive text reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

RISK FACTORS

      Investing in our securities involves risk, including the risks described in the accompanying prospectus supplement and in the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, our Current Reports on Form 8-K dated January 15, 2004, January 27, 2004, January 28, 2004, February 12, 2004, April 6, 2004, April 21, 2004, June 30, 2004, July 21, 2004 and October 6, 2004, and in any filings made with the Securities and Exchange Commission after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. You should carefully consider the risk factors before investing in our securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

      The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,
	1999	2000	2001	2002	2003	Six Months Ended June 30, 2004

Ratio of earnings to fixed charges	—	—	—	—	—	—
Ratio of earnings to combined fixed charges and preferred stock dividends	—	—	—	—	—	—

      The applicable ratio was less than 1.00 for all periods.

      The ratio of earnings to fixed charges is computed by dividing our earnings, which include income before taxes (excluding the cumulative and transition effects of accounting changes) and fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. “Fixed charges” consist of interest on debt and a portion of rentals determined to be representative of interest. For the years ended December 31, 1999, 2000, 2001, 2002 and 2003, and for the six months ended June 30, 2004, our earnings were insufficient to cover our fixed charges by $119.4 million, $198.5 million, $255.0 million, $417.6 million, $214.6 million and $271.9 million, respectively. Earnings were also inadequate to cover our combined fixed charges and preferred stock dividends over the same time periods by $153.5 million, $247.4 million, $297.2 million, $463.6 million, $302.8 million and $271.9 million, respectively.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including capital expenditures, the reduction of indebtedness and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this “Description of Debt Securities,” the term “Sirius” refers to our company but not to any of its subsidiaries.

      Any senior debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any subordinate debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to any senior debt securities as the senior indenture and to the indenture relating to any subordinate debt securities as the subordinate indenture.

      This summary of the terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the forms of the indentures which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

General

      The debt securities will be issuable in one or more series in accordance with an indenture supplemental to the applicable indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior obligations. Each series of subordinate debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinate indenture and any supplemental indenture relating to the subordinate debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

      The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:

•	the title of the debt securities of the series and whether such series constitutes senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable or the method by which the dates will be determined, the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of and any premium and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

•	the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of Sirius and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency, currencies or currency units in which payment of principal of and any premium and interest on debt securities of the series shall be payable, if other than United States dollars;

•	any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

•	if the principal of or any premium or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

•	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

•	any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

•	whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

•	the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

•	the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

•	the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

•	any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities;

•	if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

      We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material United States federal income tax consequences, accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.

      If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

Exchange, Registration, Transfer and Payment

      Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the debt securities will be payable, without coupons, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 and any integral multiples thereof.

      Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

      All moneys paid by us to a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to us, and after such time, the holder of such debt security may look only to us for payment.

      In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

Book-Entry System

      The provisions set forth below in this section headed “Book-Entry System” will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

      Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

      The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

      Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

      So long as the depositary, or its nominee, is the registered holder and owner of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the applicable indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under the applicable indenture or such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture of such global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or if an owner of a beneficial interest in a global security desires to take any action that the depositary, as the holder of such global security is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such actions or would otherwise act upon the instructions of beneficial owners owning through them.

      Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such global security, against surrender of the debt securities at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address. Payment in any other manner will be specified in the prospectus supplement.

      We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant. Neither Sirius nor the trustee nor any agent of Sirius or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in such global security owning through such participants.

      Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

      Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

•	the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the trustee thereof; or

•	there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

Option to Defer Interest Payments or to Pay-in-Kind

      If so described in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series.

Covenants

      The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.

Defeasance and Covenant Defeasance

      We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities and comply with certain other conditions set forth in the applicable indenture.

      Each indenture contains a provision that permits us to elect either:

•	to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding (“defeasance”); and/or

•	to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or cross-default (“covenant defeasance”).

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations, if the debt securities are denominated in U.S. dollars, and/or Foreign Government Securities, if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those senior or subordinate debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

      If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Events of Default

      The following events are defined in the indentures as “Events of Default” with respect to a series of debt securities (unless such event is specifically inapplicable to a particular series as described in the applicable prospectus supplement):

•	failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment, within 30 days of when due, in respect of any debt security of that series;

•	with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a “Notice of Default”;

•	certain events of bankruptcy, insolvency or reorganization involving us; and

•	any other Event of Default provided with respect to debt securities of that series.

      If an Event of Default for any series of debt securities occurs and continues, the trustee or holders of at least 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the outstanding debt securities of that series.

      An Event of Default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.

      Each indenture will require the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, to give the holders of that series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of that series.

      Other than the duty to act with the required standard of care during an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

      The senior indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification, Waiver and Meetings

      We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

•	to evidence the succession of another person to us pursuant to the provisions of the applicable indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of our covenants, agreements and obligations in the applicable indenture and in the debt securities;

•	to surrender any right or power conferred upon us by the applicable indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the applicable indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

•	to cure any ambiguity or omission or to correct or supplement any provision contained in the applicable indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the applicable indenture, in each case as shall not adversely affect the interests of any holders of debt securities of any series in any material respect;

•	to modify or amend the applicable indenture to permit the qualification of such indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

•	to add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities; so long as any such addition, change or elimination not otherwise permitted under the applicable indenture shall (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any debt security with respect to the provision, or (2) become effective only when there is no such debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of such indenture by more than one trustee;

•	to establish the form or terms of debt securities of any series;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of such Code); and

•	to make any change that does not adversely affect the rights of any holder.

      Modifications and amendments of the applicable indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity, redemption date or repayment date;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

•	change the optional redemption or repurchase provisions in a manner adverse to any holder; or

•	modify any of the provisions set forth in this paragraph, except to increase the percentage of holders whose consent is required for modifications and amendments of the applicable indenture or to provide that certain other provisions of the applicable indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

      The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series and any coupons relating to such series, waive any past default under the applicable indenture with respect to debt securities of the series, except a default (a) in the payment of principal of or any premium or interest on any debt security of such series or (b) in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series.

      The indentures provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

•	the principal amount of a debt security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent on the date of original issuance of such debt security of the amount determined (as provided above) of such debt security); and

•	debt securities owned by us or any subsidiary of ours shall be disregarded and deemed not to be outstanding.

      In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

Subordination

      Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that the subordinate debt securities are subordinate and junior in right of payment to all of our senior indebtedness.

      If an Event of Default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and the default is the subject of judicial proceedings or written notice of such Event of Default, requesting that payments on subordinate debt securities cease, is given to us by the holders of senior indebtedness, then unless and until (1) the default in payment or Event of Default shall have been cured or waived or (2) 120 days shall have passed after written notice is given and the default is not the subject of judicial proceedings, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinate debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinate debt securities.

      Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that in the event of:

•	any insolvency, bankruptcy, receivership, reorganization or other similar proceeding relating to us, our creditors or our property; or

•	any proceeding for the liquidation or dissolution of Sirius,

all present and future senior indebtedness, including interest accruing after the commencement of the proceeding, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of subordinate debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Sirius or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the “Defeasance and Covenant Defeasance” above, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinate debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinate to the payment of subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinate debt securities by any act or failure to act on our part.

      The term “Senior Indebtedness” means:

(1) the principal, premium, if any, interest and all other amounts owed in respect of all our (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;

(2) all our capital lease obligations;

(3) all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all our obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

(5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us),

except for in all such cases (x) any such indebtedness that is by its terms subordinated to or pari passu with the subordinate debt securities and (y) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours (a “Financing Entity”) in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the subordinate debt securities.

      Except as provided in the applicable prospectus supplement, the subordinate indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by us. The subordinate debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries.

      By reason of such subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the subordinated debt securities.

      A subordinate indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinate indenture.

      If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Consolidation, Merger and Sale of Assets

      Except as may otherwise be provided in the prospectus supplement, each indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of our assets, or permit any person to consolidate with or merge into us, unless the following conditions have been satisfied:

(a)	either (1) we shall be the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than us (the “Successor Company”), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all our obligations under the debt securities and the applicable indenture;
(b)	immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of ours as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the applicable indenture shall have occurred and be continuing; and

(c)	we shall have delivered to the trustee under each indenture an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the applicable indenture.

      Upon completion of any such transaction, the Successor Company resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under each indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under each indenture and all outstanding debt securities.

Notices

      Except as otherwise provided in the indentures, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the Security Register.

Conversion or Exchange

      If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Title

      Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither Sirius, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.

Replacement of Debt Securities

      Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

      We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term “trustee” refers to the trustee appointed with respect to the series of debt securities.

      The indentures contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.

      The trustee or its affiliate may provide certain banking and financial services to us in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

      Our amended and restated certificate of incorporation provides for authorized capital of 2,550,000,000 shares, consisting of 2,500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

      The following description sets forth the terms and provisions of our common stock and preferred stock. The terms of any shares of our capital stock offered by any prospectus supplement, but not set forth below, will be described in the prospectus supplement relating to such shares of capital stock.

Common Stock

      As of August 6, 2004, we had 1,236,800,145 shares of common stock outstanding beneficially held by approximately 450,000 persons, and had reserved for issuance approximately 523,189,000 shares of common stock with respect to incentive stock plans and outstanding common stock purchase warrants.

      Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of our common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

      Our common stock is quoted on the Nasdaq National Market under the symbol “SIRI.”

Preferred Stock

      Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

      In connection with our restructuring in March 2003, all of our then outstanding preferred stock was retired and cancelled.

      The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock. Reference is made to the prospectus supplement relating to the preferred stock offered with that prospectus for specific terms, including:

•	the designation of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the initial offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating these items applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the procedures for any auction and remarketing of the preferred stock;

•	the provision of a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for common stock, and whether at our option or the option of the holder;

•	whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

•	the voting rights, if any, of the preferred stock;

•	any other specific terms, preference, rights, limitations or restrictions of the preferred stock; and

•	a discussion of United States federal income tax considerations applicable to the preferred stock.

Preferred Stock Purchase Rights

      On October 22, 1997, our board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one “Right” for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the “Rights Record Date”). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the “Series B Shares”), at a purchase price of $115.00 (the “Purchase Price”), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997 (the “Rights Agreement”), by and between us and The Bank of New York (the successor to Continental Stock Transfer & Trust Company), as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998, June 11, 1999, September 29, 1999, December 23, 1999, January 28, 2000, August 7, 2000, January 8, 2002, October 22, 2002, March 6, 2003, April 30, 2003, July 30, 2003, January 14, 2004 and June 30, 2004.

      On March 6, 2003, we amended the Rights Agreement to (1) render the Rights Agreement inapplicable to the issuance of common stock to Lehman Commercial Paper Inc. in the restructuring transactions and to permit Lehman to acquire up to an additional 1% of the outstanding shares of common stock, without Lehman becoming an “Acquiring Person” within the meaning of the Rights Agreement and (2) permit each of OppenheimerFunds, Inc., Apollo Management, L.P., The Blackstone Group L.P. and their respective affiliates and affiliated investment funds to acquire up to 25% of the outstanding shares of common stock, without becoming “Acquiring Persons” within the meaning of the Rights Agreement.

      Initially, no separate Right certificates were distributed and the Rights were evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd. or (2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the “Rights Separation Date”), and will expire on August 1, 2003, unless earlier extended or redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of “Acquiring Person” unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

      If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified preferred stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more “self-dealing” transactions as described in the Rights Agreement or (4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

      If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the “Shares Acquisition Date”), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation, but in the transaction our shares of common stock are changed or exchanged or (3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

      Our board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If our board of directors authorizes this exchange, the Rights will immediately cease to be exercisable.

      Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

      The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

      At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of our board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to our board and were recommended for election or approved by a majority of the independent directors then on our board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, our board of directors may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

      Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

      Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders before the Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of our board of directors, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

Delaware Anti-Takeover Law and Provisions in Our Charter

      Section 203 of the Delaware General Corporation Law (“Section 203”) generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an “Interested Stockholder”) but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

•	before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

•	the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

      Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

      Section 203 defines the term “Business Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

      The provisions of Section 203, coupled with our board of directors' authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by Section 203.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred stock, common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a “warrant agreement”) to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in an applicable prospectus supplement.

Debt Warrants

      The prospectus supplement relating to a particular issue of warrants for the purchase of debt securities (“debt warrants”) will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise (which may be payable in cash, securities or other property);

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

Stock Warrants

      The prospectus supplement relating to a particular issue of warrants for the purchase of common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

      Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

      Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock, shares of common stock or debt securities purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

The Unit Offering Warrants

      On May 18, 1999, we issued units composed of our 14 1⁄2% Senior Secured Notes due 2009 and warrants to purchase an aggregate of 2,190,000 shares of common stock at a price of $28.60 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants expire on May 15, 2009. As of June 30, 2004, there were 578,990 such warrants outstanding to purchase 2,425,389 shares of common stock at a price of $24.92 per share.

The Ford Warrant

      In October 2002, we canceled an existing warrant previously issued to Ford and issued a new warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $3.00 per share. Ford's right to exercise this warrant vests:

•	with respect to 200,000 shares of our common stock, on the date the first Ford vehicle with a SIRIUS radio installed by Ford or one of its dealers (each, a “Ford Enabled Vehicle”) is activated by us for a bona fide customer;

•	with respect to 200,000 shares of our common stock, on the date the first Ford Enabled Vehicle that has a factory-installed SIRIUS radio is activated by us for a bona fide customer;

•	with respect to 200,000 shares of our common stock, on the date that Ford and us jointly launch a national advertising campaign promoting our satellite radio service in Ford vehicles;

•	with respect to 100,000 shares of our common stock, on each date that a SIRIUS radio is first available to be ordered by a bona fide customer as an original equipment option on a Ford vehicle line; provided that in no event will more than 1,400,000 shares of our common stock vest and become exercisable pursuant to this provision;

•	with respect to one share of our common stock, upon the manufacture by Ford of each of the first 375,000 Ford Enabled Vehicles;

•	with respect to 625,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 375,000 Ford Enabled Vehicles;

•	with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 750,000 Ford Enabled Vehicles; and

•	with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 1,500,000 Ford Enabled Vehicles.

      If Ford terminates the exclusivity provisions contained in our agreement, we may reduce by one-half the number of shares granted and the number of shares of our common stock that vest and become exercisable under this warrant. The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of October 6, 2012 and the date of termination or expiration of the agreement, dated October 7, 2002, between us and Ford. We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

The DaimlerChrysler Warrant

      In June 2004, we canceled an existing warrant previously issued to DaimlerChrysler AG and issued a new warrant to DaimlerChrysler which entitles DaimlerChrysler to purchase up to 21,500,000 shares of our common stock at a purchase price of $1.04 per share. DaimlerChrysler's right to exercise this warrant vests as it achieves milestones principally relating to the manufacturing of vehicles containing SIRIUS radios.

      The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the date of termination or expiration of the agreement, dated May 13, 2002, among us, DaimlerChrysler Corporation, Freightliner Corporation and Mercedes-Benz USA, Inc. We are required to give DaimlerChrysler notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

The Lehman Warrants

      We have issued to Lehman warrants to purchase up to 2,100,000 shares of our common stock at a purchase price of $15.00 per share. All of these warrants have vested.

      525,000 of these warrants expire on December 27, 2010, 1,050,000 of these warrants expire on March 7, 2011 and 525,000 warrants expire on April 4, 2011. The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give Lehman notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

The Series A Warrants and Series B Warrants

      In March 2003, we issued (i) to affiliates of Blackstone (a) Series A warrants to purchase up to 25,296,255 shares of our common stock at a purchase price of $1.04 per share and (b) Series B warrants to purchase up to 16,864,169 shares of our common stock at a purchase price of $0.92 per share and (ii) to affiliates of Apollo (a) Series A warrants to purchase up to 27,250,013 shares of our common stock at a purchase price of $1.04 per share and (b) Series B warrants to purchase up to 18,166,677 shares of our common stock at a purchase price of $0.92 per share. The warrants issued to Blackstone expired on September 7, 2004. The warrants issued to Apollo are exercisable and expire on March 7, 2005.

      Blackstone exercised all of its Series A warrants and Series B warrants prior to their expiration in a series of transactions that included cashless exercises and exercises for cash. In connection with these transactions, we issued 32,623,748 shares of our common stock and received $19,850,000 in proceeds.

      The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give the warrantholders notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

The NFL Warrants

      In January 2004, we issued warrants to the NFL to purchase 50,000,000 shares of our common stock at an exercise price of $2.50 per share. 16,666,665 warrants vest upon the delivery to us of media assets by the NFL and its member clubs, and 33,333,335 warrants will be earned by the NFL as we acquire subscribers which are directly trackable through efforts of the NFL. The warrants issued to the NFL that vest upon the delivery to us of media assets will expire in March 2010. The warrants issued to the NFL that vest based upon the NFL delivering trackable subscribers will expire on March 2008.

The RadioShack Warrants

      In February 2004, we announced an agreement with RadioShack Corporation, one of the nation's largest consumer electronics retailers, to distribute, market and sell SIRIUS radios. In connection with this agreement, we issued RadioShack warrants to purchase up to 10,000,000 shares of our common stock. All of these warrants have an exercise price of $5.00 per share and vest and become exercisable if RadioShack achieves activation targets during the five-year term of the agreement. These warrants expire in December 2010.

The Penske Warrants

      In January 2004, we signed an agreement with Penske Automotive Group, Inc., United Auto Group, Inc., Penske Truck Leasing Co. L.P. and Penske Corporation. In connection with this agreement, we agreed to issue the Penske companies warrants to purchase an aggregate of 38,000,000 shares of our common stock at an exercise price of $2.392 per share. Two million of these warrants will vest upon issuance and the balance of these warrants will vest over time and upon achievement of certain milestones by the Penske companies.

Other Warrants

      As of June 30, 2004, we had issued warrants to purchase an aggregate of 7,308,000 shares of our common stock at exercise prices per share of $3.20 to $33.38 in connection with various marketing and programming arrangements.

PLAN OF DISTRIBUTION

      We may sell the securities:

      • to one or more underwriters or dealers for public offering and sale by them; and

      • to investors directly or through agents.

      The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe:

      • the method of distribution of the securities offered thereby;

      • the purchase price and the proceeds we will receive from the sale; and

      • any securities exchanges on which the securities of such series may be listed.

      In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

      Under the agreements that may be entered into with us, underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

      Each underwriter, dealer and agent participating in the distribution of any securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the securities.

      Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

      Certain persons participating in an offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, the imposition of a penalty bid, and bidding for and purchasing shares of our common stock in the open market during and after an offering.

LEGAL MATTERS

      Simpson Thacher & Bartlett LLP, New York, New York, will pass upon specific legal matters under state law with respect to the securities.

EXPERTS

      Our audited consolidated financial statements as of December 31, 2003 and 2002 and for the years then ended appearing in our 2003 Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on authority of such firm as experts in accounting and auditing.

      Our audited consolidated financial statements as of December 31, 2001 and for the year then ended appearing in our 2003 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      Section 11(a) of the Securities Act provides that if a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

      On April 11, 2002, we dismissed Arthur Andersen LLP as our independent auditors and appointed Ernst & Young LLP. Prior to the date of this prospectus, the Arthur Andersen partner responsible for the audit of our most recent audited financial statements as of and for the year ended December 31, 2001 resigned from Arthur Andersen LLP. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this prospectus of its audit reports with respect to our consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus without a written consent from Arthur Andersen LLP. However, as a result, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you will be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into this prospectus.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all the securities covered by this prospectus.

1. Our Annual Report on Form 10-K for the year ended December 31, 2003.

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

3. Our Current Reports on Form 8-K dated January 15, 2004, January 27, 2004, January 28, 2004, February 12, 2004, April 6, 2004, April 21, 2004, June 30, 2004, July 21, 2004 and October 6, 2004.

4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

      We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under “Where You May Find Additional Available Information About Us” in this prospectus. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
(212) 584-5100

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's internet site at http://www.sec.gov.

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